The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Reports Fourth-Quarter and Full-Year 2015 Results

Cincinnati, February 3, 2016 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:

•	Fourth-quarter 2015 net income of $156 million, or 94 cents per share, compared with $167 million, or $1.02 per share, in the fourth quarter of 2014.

•
Full-year 2015 net income of $634 million, or $3.83 per share, up 21 percent from $525 million, or $3.18, in 2014. Operating income of $589 million, or $3.56 per share, up 34 percent from $440 million, or $2.66 per share.

•
$11 million decrease in fourth-quarter 2015 net income reflected the after-tax net effect of two primary items: $45 million reduction in net realized investment gains that offset $28 million of improvement in the contribution from property casualty underwriting. The underwriting improvement effect was partially offset by a $14 million unfavorable impact from natural catastrophe losses.

•	$39.20 book value per share at December 31, 2015, down 94 cents or 2 percent since December 31, 2014.

•	3.4 percent value creation ratio for full-year 2015, compared with 12.6 percent for 2014.

Financial Highlights

(Dollars in millions except per share data)	Three months ended December 31,			Twelve months ended December 31,
	2015	2014	% Change	2015	2014	% Change
Revenue Data
Earned premiums	$1,148	$1,086	6	$4,480	$4,243	6
Investment income, net of expenses	150	140	7	572	549	4
Total revenues	1,263	1,262	0	5,142	4,945	4
Income Statement Data
Net income	$156	$167	(7)	$634	$525	21
Realized investment gains and losses, net	(26)	19	nm	45	85	(47)
Operating income*	$182	$148	23	$589	$440	34
Per Share Data (diluted)
Net income	$0.94	$1.02	(8)	$3.83	$3.18	20
Realized investment gains and losses, net	(0.16)	0.13	nm	0.27	0.52	(48)
Operating income*	$1.10	$0.89	24	$3.56	$2.66	34

Book value				$39.20	$40.14	(2)
Cash dividend declared	$0.92	$0.44	109	$2.30	$1.76	31
Diluted weighted average shares outstanding	165.7	165.3	0	165.6	165.1	0

*
The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures defines and reconciles measures presented in this release that are not based on U. S. Generally Accepted Accounting Principles.

**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement.

CINF 4Q15 Release 1

Insurance Operations Fourth-Quarter Highlights

•
87.0 percent fourth-quarter 2015 property casualty combined ratio, improved from 90.4 percent for fourth-quarter 2014. Full-year 2015 property casualty combined ratio at 91.1%, with net written premiums up 5 percent.

•	7 percent increase in fourth-quarter net written premiums, including higher pricing and growth initiatives.

•
$140 million fourth-quarter 2015 property casualty new business written premiums. Agencies appointed since the beginning of 2014 contributed $12 million or 9 percent of total fourth-quarter new business written premiums.

•	6 cents per share contribution from life insurance operating income, matching a year ago.
Investment and Balance Sheet Highlights

•	7 percent or $10 million rise in fourth-quarter 2015 pretax investment income, including 14 percent growth for stock portfolio dividends and 4 percent growth for bond interest income.

•	Less than 1 percent full-year increase in fair value of invested assets at December 31, 2015, including a 3 percent decrease for the stock portfolio and a 2 percent increase for the bond portfolio.

•	$1.747 billion parent company cash and marketable securities at year-end 2015, down 2 percent from a year ago.

Achieving Planned Results
Steven J. Johnston, president and chief executive officer, commented: “Operating income for the fourth quarter rose 23 percent over last year’s result, bringing our full-year operating income to $589 million.

“Property casualty insurance underwriting was the key to our performance. Underwriting profits before taxes increased 43 percent for the quarter and 108 percent for the year. These strong overall results reflect the positive execution of our strategies to balance growth and profitability.

“The combined ratio of 87.0 percent for the fourth quarter improved 3.4 points over last year’s healthy result. Our 2015 full-year results surpassed those of the last seven years with a combined ratio of 91.1 percent, benefiting from sound underwriting judgment, lower catastrophe losses and steady favorable prior accident year reserve development. At the same time, our recent premium growth represents a solid achievement, including net written premium growth of 5 percent for the year.

“Our long-term investment approach continued to boost operating results. Pretax investment income rose to $150 million for the quarter and $572 million for the year, up 7 percent and 4 percent, respectively.”

Focusing on Profitable Growth
“We believe our full-year property casualty net written premium growth is again ahead of the industry average. Thanks to the success achieved by our associates and independent agency partners, we nearly reached our goal of $5 billion in direct written premiums by year-end 2015.

“Our growth initiatives are on track. New business for personal insurance rose 21 percent for the year, including an increase of $4 million from agencies’ high net worth clients. Cincinnati ReSM, our reinsurance assumed operation which we began to expand in 2015, profitably increased full-year property casualty net written premiums by 1 percent.

“We continue to refine pricing precision on all accounts. Our ability to price on a policy-by-policy basis will support our efforts to maintain appropriate pricing as we navigate a challenging market environment in 2016. The right price, bolstered by our hallmarks of strong agency relationships and overwhelming claims service, will help our agents attract and retain high-quality business.”

Returning Capital to Shareholders
“Our property casualty statutory surplus, a healthy $4.4 billion at December 31, provides ample capacity to move forward with our growth plans. A strong balance sheet gives us the flexibility to invest in our business while still paying shareholder dividends as a consistent, long-term strategy. The board of directors’ recent actions to pay a special cash dividend at the end of 2015 and to increase our indicated annual dividend for the 56th consecutive year demonstrates their confidence in our future.”

CINF 4Q15 Release 2

Insurance Operations Highlights
Consolidated Property Casualty Insurance Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2015	2014	% Change	2015	2014	% Change
Earned premiums	$1,095	$1,035	6	$4,271	$4,045	6
Fee revenues	2	1	100	8	6	33
Total revenues	1,097	1,036	6	4,279	4,051	6

Loss and loss expenses	616	622	(1)	2,572	2,627	(2)
Underwriting expenses	338	314	8	1,321	1,238	7
Underwriting profit	$143	$100	43	$386	$186	108

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	56.3%	60.1%	(3.8)	60.2%	65.0%	(4.8)
Underwriting expenses	30.7	30.3	0.4	30.9	30.6	0.3
Combined ratio	87.0%	90.4%	(3.4)	91.1%	95.6%	(4.5)

			% Change			% Change
Agency renewal written premiums	$925	$906	2	$3,925	$3,794	3
Agency new business written premiums	140	122	15	532	503	6
Cincinnati Re net written premiums	33	—	nm	33	—	nm
Other written premiums	(43)	(41)	(5)	(129)	(154)	16
Net written premiums	$1,055	$987	7	$4,361	$4,143	5

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	58.9%	58.3%	0.6	60.4%	61.7%	(1.3)
Current accident year catastrophe losses	1.5	(0.2)	1.7	4.1	5.7	(1.6)
Prior accident years before catastrophe losses	(3.8)	2.7	(6.5)	(3.9)	(1.8)	(2.1)
Prior accident years catastrophe losses	(0.3)	(0.7)	0.4	(0.4)	(0.6)	0.2
Loss and loss expense ratio	56.3%	60.1%	(3.8)	60.2%	65.0%	(4.8)

Current accident year combined ratio before
catastrophe losses	89.6%	88.6%	1.0	91.3%	92.3%	(1.0)

•
7 percent and 5 percent growth in fourth-quarter and full-year 2015 property casualty net written premiums, including 3 percent and 1 percent from Cincinnati Re. The increase in premiums also reflects other growth initiatives, modest average price increases and a higher level of insured exposures.

•
15 percent and 6 percent increase in fourth-quarter and full-year 2015 new business premiums written by agencies, compared with a year ago, including 1 percent for each period from agencies’ high net worth clients. Full-year 2015 new business premiums, up $29 million in total, included a $27 million increase in standard market property casualty production from agencies appointed since the beginning of 2014 and a $5 million increase for excess and surplus lines.

•
1,526 agency relationships in 1,956 reporting locations marketing standard market property casualty insurance products at December 31, 2015, compared with 1,466 agency relationships in 1,884 reporting locations at year-end 2014. The 114 new agency appointments made during 2015 were slightly more than planned.

•
3.4 percentage-point fourth-quarter 2015 combined ratio improvement, driven by 6.5 points more benefit from prior accident year reserve development before catastrophes that offset an increase of 2.1 points for higher losses from natural catastrophes.

•
4.5 percentage-point improvement in full-year 2015 combined ratio, compared with 2014, including 1.4 points from lower natural catastrophe losses and 0.9 points from lower noncatastrophe weather-related losses.

•
4.1 and 4.3 percentage-point fourth-quarter and full-year 2015 benefit from favorable prior accident year reserve development of $44 million and $184 million, compared with 2.0 points or $22 million of unfavorable fourth-quarter 2014 development and 2.4 points or $98 million of favorable development for full-year 2014. The unfavorable development reported for the fourth-quarter of 2014 was primarily due to higher estimates of IBNR losses and loss expenses for our commercial casualty line of business.

CINF 4Q15 Release 3

•
1.3 percentage-point improvement, to 60.4 percent, for the full-year 2015 ratio of current accident year losses and loss expenses before catastrophes, largely due to lower noncatastrophe weather-related losses and a 0.5 point decrease in the ratio for current accident year losses of $1 million or more per claim.

•	0.3 percentage-point increase in the full-year 2015 underwriting expense ratio, as strategic investments for profitable growth offset higher earned premiums and expense management efforts.

CINF 4Q15 Release 4

Commercial Lines Insurance Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2015	2014	% Change	2015	2014	% Change
Earned premiums	$761	$730	4	$2,996	$2,856	5
Fee revenues	1	1	0	4	4	0
Total revenues	762	731	4	3,000	2,860	5

Loss and loss expenses	419	454	(8)	1,708	1,812	(6)
Underwriting expenses	242	228	6	947	902	5
Underwriting profit	$101	$49	106	$345	$146	136

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	55.1%	62.3%	(7.2)	57.0%	63.5%	(6.5)
Underwriting expenses	31.7	31.3	0.4	31.6	31.6	0.0
Combined ratio	86.8%	93.6%	(6.8)	88.6%	95.1%	(6.5)

			% Change			% Change
Agency renewal written premiums	$649	$645	1	$2,756	$2,678	3
Agency new business written premiums	97	86	13	365	360	1
Other written premiums	(34)	(32)	(6)	(96)	(116)	17
Net written premiums	$712	$699	2	$3,025	$2,922	4

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	58.2%	58.9%	(0.7)	58.6%	60.7%	(2.1)
Current accident year catastrophe losses	1.4	(0.1)	1.5	3.5	4.8	(1.3)
Prior accident years before catastrophe losses	(4.1)	4.4	(8.5)	(4.7)	(1.5)	(3.2)
Prior accident years catastrophe losses	(0.4)	(0.9)	0.5	(0.4)	(0.5)	0.1
Loss and loss expense ratio	55.1%	62.3%	(7.2)	57.0%	63.5%	(6.5)

Current accident year combined ratio before
catastrophe losses	89.9%	90.2%	(0.3)	90.2%	92.3%	(2.1)

•
2 percent and 4 percent growth in fourth-quarter and full-year 2015 commercial lines net written premiums, reflecting growth initiatives, a higher level of insured exposures and price increases. Fourth-quarter and full-year 2015 commercial lines average renewal price increases at a percentage in the low-single-digit range.

•
$5 million or 1 percent rise in full-year 2015 new business written by agencies, driven by production from agencies appointed since the beginning of 2014 that offset effects of a softening commercial insurance market.

•
6.8 percentage-point improvement in fourth-quarter 2015 combined ratio, driven by 8.5 points more benefit from prior accident year reserve development before catastrophes that offset an increase of 2.0 points for higher losses from natural catastrophes.

•
6.5 percentage-point improvement in the full-year 2015 combined ratio, including 1.2 points from lower natural catastrophe losses and 2.1 points from lower incurred losses and loss expenses for our largest commercial line of business, commercial casualty.

•
4.5 and 5.1 percentage-point fourth-quarter and full-year 2015 benefit from favorable prior accident year reserve development of $34 million and $154 million, compared with 3.5 points or $26 million of unfavorable fourth-quarter 2014 development and 2.0 points or $57 million of favorable development for full-year 2014.

•
2.1 percentage-point improvement, to 58.6 percent, for the full-year 2015 ratio of current accident year losses and loss expenses before catastrophes, largely due to a 1.5 point decrease in the ratio for current accident year losses of $1 million or more per claim.

CINF 4Q15 Release 5

Personal Lines Insurance Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2015	2014	% Change	2015	2014	% Change
Earned premiums	$280	$266	5	$1,097	$1,041	5
Fee revenues	1	0	0	3	2	50
Total revenues	281	266	6	1,100	1,043	5

Loss and loss expenses	184	148	24	789	740	7
Underwriting expenses	79	75	5	323	293	10
Underwriting (loss) profit	$18	$43	(58)	$(12)	$10	nm

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	65.7%	55.8%	9.9	71.9%	71.1%	0.8
Underwriting expenses	28.3	27.9	0.4	29.4	28.1	1.3
Combined ratio	94.0%	83.7%	10.3	101.3%	99.2%	2.1

			% Change			% Change
Agency renewal written premiums	$245	$233	5	$1,041	$1,005	4
Agency new business written premiums	27	24	13	111	92	21
Other written premiums	(6)	(8)	25	(24)	(29)	17
Net written premiums	$266	$249	7	$1,128	$1,068	6

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	62.4%	56.1%	6.3	64.9%	63.4%	1.5
Current accident year catastrophe losses	2.0	(0.9)	2.9	6.5	8.8	(2.3)
Prior accident years before catastrophe losses	1.5	1.1	0.4	0.8	(0.1)	0.9
Prior accident years catastrophe losses	(0.2)	(0.5)	0.3	(0.3)	(1.0)	0.7
Loss and loss expense ratio	65.7%	55.8%	9.9	71.9%	71.1%	0.8

Current accident year combined ratio before
catastrophe losses	90.7%	84.0%	6.7	94.3%	91.5%	2.8

•
7 percent and 6 percent growth in fourth-quarter and full-year 2015 personal lines net written premiums, including growth in new business and higher renewal written premiums that benefited from rate increases.

•
3 percent increase in full-year 2015 earned premiums in aggregate from our five highest volume states where we offer personal lines policies and that represent approximately half of our personal lines premiums, while rising 8 percent for all other states in aggregate as we progress toward geographic diversification.

•
13 percent and 21 percent increase in fourth-quarter and full-year 2015 new business written premium, including increases of approximately $1 million and $4 million, respectively, from agencies’ high net worth clients.

•
10.3 percentage-point rise in fourth-quarter 2015 combined ratio, including 3.2 points from higher natural catastrophe losses and 6.3 points from higher current accident year losses and loss expenses before catastrophes, largely from our personal auto line of business.

•
2.1 percentage-point rise in the full-year 2015 combined ratio, including increases in the underwriting expense ratio and in the ratio for losses of $1 million or more per claim that offset decreases in ratios of 1.6 points from lower natural catastrophe losses and 1.7 points from lower noncatastrophe weather-related losses.

•
1.3 and 0.5 percentage-point fourth-quarter and full-year 2015 unfavorable prior accident year reserve development of $4 million and $5 million, compared with 0.6 points or $1 million of unfavorable fourth-quarter 2014 development and 1.1 points or $12 million of favorable development for full-year 2014.

•
1.5 percentage-point increase, to 64.9 percent, for the full-year 2015 ratio of current accident year losses and loss expenses before catastrophes, including a 2.2 point increase in the ratio for current accident year losses of $1 million or more per claim that offset lower noncatastrophe weather-related losses.

•	1.3 percentage-point increase in the full-year 2015 underwriting expense ratio, largely due to strategic investments such as staff additions to support expansion in high net worth markets.

CINF 4Q15 Release 6

Excess and Surplus Lines Insurance Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2015	2014	% Change	2015	2014	% Change
Earned premiums	$44	$39	13	$168	$148	14
Fee revenues	—	—	—	1	—	nm
Total revenues	44	39	13	169	148	14

Loss and loss expenses	8	20	(60)	70	75	(7)
Underwriting expenses	14	11	27	48	43	12
Underwriting profit	$22	$8	175	$51	$30	70

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	18.9%	49.0%	(30.1)	41.9%	50.5%	(8.6)
Underwriting expenses	29.2	28.8	0.4	28.1	28.9	(0.8)
Combined ratio	48.1%	77.8%	(29.7)	70.0%	79.4%	(9.4)

			% Change			% Change
Agency renewal written premiums	$31	$28	11	$128	$111	15
Agency new business written premiums	16	12	33	56	51	10
Other written premiums	(3)	(1)	(200)	(9)	(9)	0
Net written premiums	$44	$39	13	$175	$153	14

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	51.3%	62.1%	(10.8)	62.1%	68.1%	(6.0)
Current accident year catastrophe losses	0.2	2.9	(2.7)	0.5	1.8	(1.3)
Prior accident years before catastrophe losses	(32.5)	(16.1)	(16.4)	(20.6)	(19.6)	(1.0)
Prior accident years catastrophe losses	(0.1)	0.1	(0.2)	(0.1)	0.2	(0.3)
Loss and loss expense ratio	18.9%	49.0%	(30.1)	41.9%	50.5%	(8.6)

Current accident year combined ratio before
catastrophe losses	80.5%	90.9%	(10.4)	90.2%	97.0%	(6.8)

•
13 percent and 14 percent growth in fourth-quarter and full-year 2015 excess and surplus lines net written premiums, including average renewal price increases at a percentage near the high end of a low-single-digit range – down slightly from a mid-single-digit range in the third quarter of 2015.

•	10 percent increase in full-year 2015 new business written premiums, slowing from 21 percent in full-year 2014 as a result of careful underwriting in a highly competitive market.

•	29.7 percentage-point improvement in fourth-quarter 2015 combined ratio, largely due to 16.4 points more benefit from prior accident year reserve development before catastrophes.

•	9.4 percentage-point combined ratio improvement for full-year 2015, primarily due to improved experience in the ratio for current accident year losses and loss expenses before catastrophe losses.

CINF 4Q15 Release 7

Life Insurance Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2015	2014	% Change	2015	2014	% Change
Term life insurance	$33	$32	3	$136	$131	4
Universal life insurance	11	10	10	39	35	11
Other life insurance, annuity, and disability income products	9	9	0	34	32	6
Earned premiums	53	51	4	209	198	6
Investment income, net of expenses	38	36	6	150	144	4
Other income	1	2	(50)	5	6	(17)
Total revenues, excluding realized investment gains and losses	92	89	3	364	348	5
Contract holders’ benefits incurred	61	53	15	236	229	3
Underwriting expenses incurred	16	21	(24)	66	63	5
Total benefits and expenses	77	74	4	302	292	3
Net income before income tax and realized investment gains, net	15	15	0	62	56	11
Income tax	5	5	0	22	20	10
Net income before realized investment gains, net	$10	$10	0	$40	$36	11

•	$11 million or 6 percent increase in full-year 2015 earned premiums, including a 4 percent increase for term life insurance, our largest life insurance product line.

•	$4 million increase in full-year 2015 profit, primarily due to more favorable mortality experience.

•
$32 million or 4 percent full-year 2015 decrease to $872 million in GAAP shareholders’ equity for The Cincinnati Life Insurance Company, largely reflecting a decrease in fair value of the fixed-maturity portfolio due to the effects of rising interest rates and widening credit spreads.

CINF 4Q15 Release 8

Investment and Balance Sheet Highlights
Investment Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2015	2014	% Change	2015	2014	% Change
Investment income, net of expenses	$150	$140	7	$572	$549	4
Investment interest credited to contract holders’	(22)	(21)	(5)	(86)	(83)	(4)
Realized investment gains and losses, net	(40)	32	(225)	70	133	(47)
Investment profit	$88	$151	(42)	$556	$599	(7)

Investment income:
Interest	$109	$105	4	$428	$417	3
Dividends	42	37	14	150	138	9
Other	1	—	nm	3	2	50
Less investment expenses	2	2	0	9	8	13
Investment income, pretax	150	140	7	572	549	4
Less income taxes	35	33	6	135	130	4
Total investment income, after-tax	$115	$107	7	$437	$419	4

Investment returns:
Effective tax rate	23.5%	23.6%		23.6%	23.7%
Average invested assets plus cash and cash equivalents	$14,525	$14,229		$14,515	$13,951
Average yield pretax	4.13%	3.94%		3.94%	3.94%
Average yield after-tax	3.17	3.01		3.01	3.00
Fixed-maturity returns:
Effective tax rate	27.2%	27.0%		27.1%	27.0%
Average amortized cost	$9,360	$8,898		$9,098	$8,755
Average yield pretax	4.66%	4.72%		4.70%	4.76%
Average yield after-tax	3.39	3.45		3.43	3.48

•	$10 million or 7 percent rise in fourth-quarter 2015 pretax investment income, including 14 percent growth in equity portfolio dividends and 4 percent growth in interest income.

•
$40 million and $52 million fourth-quarter and full-year 2015 impact from other-than-temporary impairments to net realized investment gains and losses, compared with $23 million and $24 million for fourth-quarter and full-year 2014.

•
$102 million or 5 percent fourth-quarter 2015 net increase in pretax net unrealized investment portfolio gains, including a $212 million increase for the equity portfolio. The fourth-quarter effect of net realized gains from investment portfolio security sales or called bonds was immaterial.

•
$625 million or 23 percent full-year 2015 net decrease in pretax net unrealized investment portfolio gains, including a $362 million decrease for the equity portfolio. The total decrease included the effect of $121 million of pretax net realized gains from investment portfolio security sales or called bonds during full-year 2015, including $103 million from the equity portfolio.

CINF 4Q15 Release 9

Balance Sheet Highlights

(Dollars in millions except share data)	At December 31,	At December 31,
	2015	2014
Balance sheet data:
Total investments	$14,423	$14,386
Total assets	18,888	18,748
Short-term debt	35	49
Long-term debt	786	786
Shareholders’ equity	6,427	6,573
Book value per share	39.20	40.14
Debt-to-total-capital ratio	11.3%	11.3%

•	$14.967 billion in consolidated cash and invested assets at December 31, 2015, down $10 million from $14.977 billion at year-end 2014.

•	$9.650 billion bond portfolio at December 31, 2015, with an average rating of A2/A. Fair value decreased $106 million or 1 percent during the fourth quarter of 2015.

•
$4.706 billion equity portfolio was 32.6 percent of total investments, including $1.768 billion in pretax net unrealized gains at December 31, 2015. Fourth-quarter 2015 increase in fair value of $180 million or 4 percent.

•
$4.413 billion of statutory surplus for the property casualty insurance group at December 31, 2015, down $59 million from $4.472 billion at year-end 2014, after declaring $447 million in dividends to the parent company. The ratio of net written premiums to property casualty statutory surplus for the 12 months ended December 31, 2015, was 1.0-to-1, up from 0.9-to-1 at year-end 2014.

•
Value creation ratio of 3.4 percent for full-year 2015 included contributions of 8.9 percentage points from net income before net realized investment gains, partially offset by unfavorable effects of investment portfolio realized gains and changes in unrealized gains of 2.6 points from our bond portfolio and 2.9 points from our stock portfolio.

For additional information or to register for our conference call webcast, please visit cinfin.com/investors.

Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address:                    Street Address:
P.O. Box 145496                        6200 South Gilmore Road
Cincinnati, Ohio 45250-5496                Fairfield, Ohio 45014-5141

Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2014 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 33.
Factors that could cause or contribute to such differences include, but are not limited to:

•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•	Increased frequency and/or severity of claims or development of claims that are unforeseen at the time of policy issuance

•	Inadequate estimates, assumptions or reliance on third-party data used for critical accounting estimates

•	Declines in overall stock market values negatively affecting the company’s equity portfolio and book value

•	Domestic and global events resulting in capital market or credit market uncertainty, followed by prolonged periods of economic instability or recession, that lead to:

◦	Significant or prolonged decline in the fair value of a particular security or group of securities and impairment of the asset(s)

◦	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

◦	Significant rise in losses from surety and director and officer policies written for financial institutions or other insured entities

CINF 4Q15 Release 10

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Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies

•	Difficulties with technology or data security breaches, including cyberattacks, that could negatively affect our ability to conduct business and our relationships with agents, policyholders and others

•	Disruption of the insurance market caused by technology innovations such as driverless cars that could decrease consumer demand for insurance products

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Delays, inadequate data developed internally or from third parties, or performance inadequacies from ongoing development and implementation of underwriting and pricing methods, including telematics and other usage-based insurance methods, or technology projects and enhancements expected to increase our pricing accuracy, underwriting profit and competitiveness

•	Increased competition that could result in a significant reduction in the company’s premium volume

•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

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Inability to obtain adequate ceded reinsurance on acceptable terms, amount of reinsurance coverage purchased, financial strength of reinsurers and the potential for nonpayment or delay in payment by reinsurers

•	Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability

•	Inability of our subsidiaries to pay dividends consistent with current or past levels

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Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

◦	Downgrades of the company’s financial strength ratings

◦	Concerns that doing business with the company is too difficult

◦	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

◦	Inability or unwillingness to nimbly develop and introduce coverage product updates and innovations that our competitors offer and consumers expect to find in the marketplace

•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:

◦	Impose new obligations on us that increase our expenses or change the assumptions underlying our critical accounting estimates

◦	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

◦	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

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Add assessments for guaranty funds, other insurance‑related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

◦	Increase our provision for federal income taxes due to changes in tax law

◦	Increase our other expenses

◦	Limit our ability to set fair, adequate and reasonable rates

◦	Place us at a disadvantage in the marketplace

◦	Restrict our ability to execute our business model, including the way we compensate agents

•	Adverse outcomes from litigation or administrative proceedings

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Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

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Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, global, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

* * *

CINF 4Q15 Release 11

Cincinnati Financial Corporation
Condensed Consolidated Balance Sheets (unaudited)

(Dollars in millions except per share data)	December 31,	December 31,
	2015	2014
Assets
Investments
Fixed maturities, at fair value (amortized cost: 2015—$9,324; 2014—$8,871)	$9,650	$9,460
Equity securities, at fair value (cost: 2015—$2,938; 2014—$2,728)	4,706	4,858
Other invested assets	67	68
Total investments	14,423	14,386
Cash and cash equivalents	544	591
Investment income receivable	129	123
Finance receivable	62	75
Premiums receivable	1,431	1,405
Reinsurance recoverable	542	545
Prepaid reinsurance premiums	54	29
Deferred policy acquisition costs	616	578
Land, building and equipment, net, for company use (accumulated depreciation: 2015—$459; 2014—$446)	185	194
Other assets	154	70
Separate accounts	748	752
Total assets	$18,888	$18,748
Liabilities
Insurance reserves
Loss and loss expense reserves	$4,718	$4,485
Life policy and investment contract reserves	2,583	2,497
Unearned premiums	2,201	2,082
Other liabilities	717	648
Deferred income tax	638	840
Note payable	35	49
Long-term debt and capital lease obligations	821	822
Separate accounts	748	752
Total liabilities	12,461	12,175

Shareholders' Equity
Common stock, par value—$2 per share; (authorized: 2015 and 2014—500 million shares; issued and outstanding: 2015 and 2014—198.3 million shares)	397	397
Paid-in capital	1,232	1,214
Retained earnings	4,762	4,505
Accumulated other comprehensive income	1,344	1,744
Treasury stock at cost (2015—34.4 million share and 2014—34.6 million shares)	(1,308)	(1,287)
Total shareholders' equity	6,427	6,573
Total liabilities and shareholders' equity	$18,888	$18,748

CINF 4Q15 Release 12

Cincinnati Financial Corporation
Condensed Consolidated Statements of Income (unaudited)

(Dollars in millions except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Revenues
Earned premiums	$1,148	$1,086	$4,480	$4,243
Investment income, net of expenses	150	140	572	549
Realized investment gains and losses, net	(40)	32	70	133
Fee revenues	3	3	13	12
Other revenues	2	1	7	8
Total revenues	1,263	1,262	5,142	4,945

Benefits and Expenses
Insurance losses and contract holders’ benefits	677	675	2,808	2,856
Underwriting, acquisition and insurance expenses	354	334	1,387	1,301
Interest expense	13	13	53	53
Other operating expenses	3	4	13	14
Total benefits and expenses	1,047	1,026	4,261	4,224

Income Before Income Taxes	216	236	881	721

Provision for Income Taxes
Current	51	53	231	159
Deferred	9	16	16	37
Total provision for income taxes	60	69	247	196

Net Income	$156	$167	$634	$525

Per Common Share
Net income—basic	$0.95	$1.03	$3.87	$3.21
Net income—diluted	0.94	1.02	3.83	3.18

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
(See attached tables for reconciliations; prior-period reconciliations available at cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP measures to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

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Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

CINF 4Q15 Release 13

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

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Value creation ratio: This is a measure of shareholder value creation that management believes captures the contribution of the company’s insurance operations, the success of its investment strategy and the importance placed on paying cash dividends to shareholders. The value creation ratio measure is made up of two primary components: (1) rate of growth in book value per share plus (2) the ratio of dividends declared per share to beginning book value per share. Management believes this non-GAAP measure is a useful supplement to GAAP information, providing a meaningful measure of long-term progress in creating shareholder value. It is intended to be all-inclusive regarding changes in book value per share, and uses originally reported book value per share in cases where book value per share has been adjusted, such as adoption of Accounting Standards Updates with a cumulative effect of a change in accounting.

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Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

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Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

CINF 4Q15 Release 14

Cincinnati Financial Corporation
Balance Sheet Reconciliation

(Dollars are per share)	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Value creation ratio:
End of period book value	$39.20	$40.14	$39.20	$40.14
Less beginning of period book value	38.77	39.01	40.14	37.21
Change in book value	0.43	1.13	(0.94)	2.93
Dividend declared to shareholders	0.92	0.44	2.30	1.76
Total value creation	$1.35	$1.57	$1.36	$4.69

Value creation ratio from change in book value*	1.1%	2.9%	(2.3)%	7.9%
Value creation ratio from dividends declared to shareholders**	2.4	1.1	5.7	4.7
Value creation ratio	3.5%	4.0%	3.4%	12.6%

* Change in book value divided by the beginning of period book value
** Dividend declared to shareholders divided by beginning of period book value

Net Income Reconciliation

(Dollars in millions except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Net income	$156	$167	$634	$525
Realized investment gains and losses, net	(26)	19	45	85
Operating income	182	148	589	440
Less catastrophe losses	(9)	6	(105)	(133)
Operating income before catastrophe losses	$191	$142	$694	$573

Diluted per share data:
Net income	$0.94	$1.02	$3.83	$3.18
Realized investment gains and losses, net	(0.16)	0.13	0.27	0.52
Operating income	1.10	0.89	3.56	2.66
Less catastrophe losses	(0.05)	0.04	(0.63)	(0.81)
Operating income before catastrophe losses	$1.15	$0.85	$4.19	$3.47

CINF 4Q15 Release 15

Cincinnati Financial Corporation

Property Casualty Operations Reconciliation

(Dollars in millions)	Three months ended December 31, 2015
	Consolidated*	Commercial	Personal	E&S
Premiums:
Written premiums	$1,055	$712	$266	$44
Unearned premiums change	40	49	14	0
Earned premiums	$1,095	$761	$280	$44

Statutory ratios:
Combined ratio	88.6%	88.6%	95.1%	50.7%
Contribution from catastrophe losses	1.2	1.0	1.8	0.1
Combined ratio excluding catastrophe losses	87.4%	87.6%	93.3%	50.6%

Commission expense ratio	19.7%	19.5%	17.9%	28.8%
Other underwriting expense ratio	12.6	14.0	11.5	3.0
Total expense ratio	32.3%	33.5%	29.4%	31.8%

GAAP ratios:
Combined ratio	87.0%	86.8%	94.0%	48.1%
Contribution from catastrophe losses	1.2	1.0	1.8	0.1
Prior accident years before catastrophe losses	(3.8)	(4.1)	1.5	(32.5)
Current accident year combined ratio before catastrophe losses	89.6%	89.9%	90.7%	80.5%

(Dollars in millions)	Twelve months ended December 31, 2015
	Consolidated*	Commercial	Personal	E&S
Premiums:
Written premiums	$4,361	$3,025	$1,128	$175
Unearned premiums change	(90)	(29)	(31)	(7)
Earned premiums	$4,271	$2,996	$1,097	$168

Statutory ratios:
Combined ratio	90.6%	88.3%	100.0%	71.9%
Contribution from catastrophe losses	3.7	3.1	6.2	0.4
Combined ratio excluding catastrophe losses	86.9%	85.2%	93.8%	71.5%

Commission expense ratio	18.5%	18.3%	17.7%	27.2%
Other underwriting expense ratio	11.9	13.0	10.4	2.8
Total expense ratio	30.4%	31.3%	28.1%	30.0%

GAAP ratios:
Combined ratio	91.1%	88.6%	101.3%	70.0%
Contribution from catastrophe losses	3.7	3.1	6.2	0.4
Prior accident years before catastrophe losses	(3.9)	(4.7)	0.8	(20.6)
Current accident year combined ratio before catastrophe losses	91.3%	90.2%	94.3%	90.2%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on dollar amounts in thousands.
*Consolidated property casualty data includes results from our Cincinnati Re operations.

CINF 4Q15 Release 16